Akeena Solar 888-253-3628 fax:408-395-7979 www.akeena.net

Exhibit 99.1

Investor Relations Contact:	Company Contact:
Mary Magnani	Barry Cinnamon, President and CEO
Lippert / Heilshorn & Associates	Akeena Solar, Inc.
(415) 433-3777	(408) 402-9400
mmagnani@lhai.com	bcinnamon@akeena.net

Akeena Solar Announces Second Quarter 2007 Results
- Second Quarter 2007 Revenue Reaches $7.5 Million,
Up 168% over Second Quarter 2006 -

- Reiterates Guidance of 135% Revenue Growth for 2007 -

LOS GATOS, CA, August 9, 2007 (Business Wire) - Akeena Solar, Inc. (OTC BB: AKNS), a leading designer and installer of solar power systems, announced results for the second quarter and six months ended June 30, 2007.

Barry Cinnamon, CEO of Akeena, stated, “The escalating demand for solar installations continues to fuel our business. This quarter we reported record revenue of $7.5 million, representing an increase of 20 percent sequentially and 168 percent over the second quarter last year. We remain focused on building the Akeena brand while providing our customers with a superior solar installation experience. We have expanded our geographic footprint with new offices in Bakersfield, Manteca and Santa Rosa. In addition, we are getting closer to rolling out our proprietary solar installation technology.”

Net sales for the second quarter of 2007 were $7.5 million, compared to $2.8 million of net sales in the second quarter of 2006. Gross profit for the second quarter 2007 was $1.8 million, or 24 percent of sales, compared to $715,000, or 25 percent of sales in the second quarter of 2006. Sales and marketing for the 2007 period was $1.3 million, compared to $290,000 for the same quarter last year reflecting increased sales commissions and marketing campaigns promoting the company in new regions. Research and development (R&D) for the second quarter of 2007 was $161,000 compared to no expenditure in the second quarter of 2006 reflecting higher expenses related to the development of the company’s proprietary installation technology. Total operating expenses for the quarter were $3.7 million, compared to $949,000 in the prior year quarter. Net loss for the second quarter of 2007 was $1.9 million or $0.10 per share, compared to net loss of $248,000 or $0.03 per share in the second quarter of 2006.

Cinnamon continued, “Our continued expansion demonstrates our commitment to operate in areas where the ‘climate’ is favorable for solar and customer awareness is high. In addition, our increased sales and marketing efforts helped us end the second quarter with a backlog of $13.6 million.”

Installations for the quarter were approximately 914 kilowatts, compared to approximately 350 kilowatts for the same period last year.

For the six months ended June 30, 2007, the company reported net sales of $13.8 million and gross profit of $3.3 million, or 24 percent of sales. This compares to net sales of $5.3 million and gross profit of $1.3 million, or 24 percent of sales, for the same period last year. The company reported a net loss of $2.9 million or $0.16 per share for the first half of 2007, compared to a net loss of $ 228,000 or $0.03 per share in the first half of 2006. The company ended the quarter with $14 million in cash.

Recent Corporate Highlights

•
In May, hired Jim Curran as vice president of operations. Jim has over 25 years of business planning, operations and project management experience at companies ranging from start-ups, such as Exodus Communications, to Fortune 500 firms such as Visa International and IBM.

•	In July, expanded board of directors to include George Lauro and Jon Witkin, bringing total membership to four.

•	In June, completed final phase of the California Air National Guard installation.

•	In May, raised approximately $12.6 million of gross proceeds in a private placement offering.

•	Opened new locations to expand footprint, bringing the total number of offices to seven.

•	In early April, began operations in Bakersfield, located in California’s Central Valley.

•	In late April, began operations in Manteca, which is strategically located between the San Francisco Bay Area and California's Central Valley.

•	In May, began operations in Santa Rosa, located in Sonoma County, which provides the company with a base of operations in the North Bay and surrounding areas.

•	In June, moved corporate headquarters to downtown Los Gatos.

•	In August, announced expansion to Palm Springs, located in Southern California’s desert region.

“Looking ahead we intend to continue to leverage the Akeena brand and reputation, offer the best solar experience to our residential and small commercial customers, and expand to new regions. With the $12.6 million raised this quarter we have the working capital to roll out our proprietary solar installation technology and expand our footprint in California and beyond,” said Cinnamon.

Outlook

For 2007 management is reiterating its guidance for revenue growth of approximately 135 percent over 2006 revenue of $13.4 million.

Conference Call Information

Akeena Solar will host an earnings conference call at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time) today to discuss its second quarter 2007 earnings results. Management will discuss strategy, review quarterly activity, provide industry commentary, and answer questions.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at www.akeena.net. If you do not have Internet access, please dial 866-356-4441 in the U.S. International callers should dial 617-597-5396. The pass code is 65812554. If you are unable to participate in the call at this time, the webcast will be archived on the company’s website. In addition, a telephonic replay will be available for two business days, beginning two hours after the call. To listen to the replay, in the U.S., please dial 888-286-8010. International callers should dial 617-801-6888. The passcode is 68981256.

About Akeena Solar, Inc.

Founded in 2001, Akeena Solar's philosophy is simple: We believe producing clean electricity directly from the sun is the right thing to do for our environment and economy. Akeena Solar has grown to become one of the largest national integrators of residential and small commercial solar power systems in the United States, serving customers directly in California, New Jersey, New York, Connecticut and Pennsylvania. For more information, visit Akeena Solar's website at www.akeena.net

Safe Harbor

Statements made in this release that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “expects,” “plans” “will,” “may,” “anticipates,” believes,” “should,” “intends,” “estimates,” and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, the effectiveness, profitability, and marketability of such products, the ability to protect proprietary information, the impact of current, pending, or future legislation and regulation on the industry, the impact of competitive products or pricing, technological changes, the ability to identify and successfully acquire, integrate and manage client accounts and locations and deliver our services to customers of businesses and accounts acquired from third parties, the effect of general economic and business conditions. All forward-looking statements included in this release are made as of the date of this press release, and Akeena Solar assumes no obligation to update any such forward-looking statements.

- Tables to Follow -

Akeena Solar, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net sales	$7,510,861	$2,812,424	$13,803,291	$5,302,597
Cost of sales	5,741,097	2,097,742	10,533,961	4,019,539
Gross profit	1,769,764	714,682	3,269,330	1,283,058
Operating expenses
Sales and marketing	1,314,285	289,613	2,082,416	441,113
General and administrative	2,358,374	659,702	3,996,235	1,043,917
Total operating expenses	3,672,659	949,315	6,078,651	1,485,030
(Loss) income from operations	(1,902,895)	(234,633)	(2,809,321)	(201,972)
Other income (expense)
Interest income (expense), net	(21,417)	(13,164)	(48,395)	(26,195)
Total other income (expense)	(21,417)	(13,164)	(48,395)	(26,195)
(Loss) income before provision for income taxes	(1,924,312)	(247,797)	(2,857,716)	(228,167)
Provision for income taxes	-	-	-	-
Net (loss) income	$(1,924,312)	$(247,797)	$(2,857,716)	$(228,167)

(Loss) earnings per common and common equivalent share:
Basic	$(0.10)	$(0.03)	$(0.16)	$(0.03)
Diluted	$(0.10)	$(0.03)	$(0.16)	$(0.03)

Weighted average shares used in computing (loss) earnings
per common and common equivalent share:
Basic	19,446,723	9,000,000	17,963,434	9,000,000
Diluted	19,446,723	9,000,000	17,963,434	9,000,000

Akeena Solar, Inc.
Condensed Consolidated Balance Sheet
(Unaudited)

	June 30,	December 31,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$14,084,684	$992,376
Accounts receivable, net	4,897,728	3,434,569
Inventory	3,310,167	1,791,816
Prepaid expenses and other current assets, net	1,165,242	838,192
Total current assets	23,457,821	7,056,953
Property and equipment, net	974,459	194,867
Due from related party	21,825	21,825
Customer list, net	202,760	230,988
Goodwill	318,500	-
Other assets	91,677	24,751
Total assets	$25,067,042	$7,529,384
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$2,572,848	$2,053,567
Customer rebate payable	738,237	1,196,363
Accrued liabilities	1,018,339	622,184
Accrued warranty	495,481	508,655
Common stock issuable	-	175,568
Deferred purchase price payable	20,000	-
Deferred revenue	931,728	981,454
Credit facility	3,450,000	500,000
Current portion of capital lease obligations	20,335	12,205
Current portion of long-term debt	129,381	17,307
Total current liabilities	9,376,349	6,067,303

Capital lease obligations, less current portion	58,370	42,678
Long-term debt, less current portion	452,032	28,673
Total liabilities	9,886,751	6,138,654

Stockholders' equity:

Preferred stock, $ 0.001 par value; 1,000,000 shares authorized;
none issued and outstanding at June 30, 2007	-	-
Common stock $ 0.001 par value; 50,000,000 shares authorized;
22,834,028 shares issued and outstanding at June 30, 2007	22,834	15,878
Additional paid-in capital	19,596,247	2,955,926
Accumulated deficit	(4,438,790)	(1,581,074)
Total stockholders' equity	15,180,291	1,390,730
Total liabilities and stockholders' equity	$25,067,042	$7,529,384

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